METAWAVE COMMUNICATIONS CORPORATION

2001 NONSTATUTORY STOCK OPTION PLAN

1. Purposes of the Plan. The purposes of this 2001 Nonstatutory Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company's business. Options granted hereunder shall be Nonstatutory Stock Options.

2. Definitions. As used herein, the following definitions shall apply:

(a) "Administrator" shall mean the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

(b) "Affiliate" means an entity which, together with the Company, is under common control of a third person or entity.

(c) "Applicable Laws" means the legal requirements relating to the administration of stock option plans under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any Stock Exchange rules and regulations and the applicable laws of any other country or jurisdiction where Options are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(d) "Board" shall mean the Board of Directors of the Company.

(e) "Cause" for termination of an Optionee's Continuous Service Status will exist if the Optionee is terminated for any of the following reasons: (i) Optionee's willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Optionee's commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Optionee of any proprietary information or trade secrets of the Company or any other party to whom the Optionee owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Optionee's willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether an Optionee is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Optionee. The foregoing definition does not in any way limit the Company's ability to terminate an Optionee's employment or consulting relationship at any time as provided in Section 5(d) below, and the term " Company" will be interpreted to include any Subsidiary, Parent, Affiliate or successor thereto, if appropriate.

(f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(g) "Committee" shall mean the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan, if one is appointed.

(h) "Common Stock" shall mean the Common Stock of the Company.

(i) "Company" shall mean Metawave Communications Corporation, a Delaware corporation.

(j) "Consultant" shall mean any person who is engaged by the Company or any Parent, Subsidiary or Affiliate to render consulting services and is compensated for such consulting services, excluding any Officers and Directors.

(k) "Continuous Service Status" means the absence of any interruption or termination of service as an Employee or Consultant to the Company or a Parent, Subsidiary or Affiliate. Continuous Service Status shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Parents, Subsidiaries or Affiliates or their respective successors. A change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Service Status.

(l) "Control Transaction" means:

(i) any merger, consolidation, or statutory or contractual share exchange in which there is no group of persons who held a majority of the outstanding Common Stock immediately prior to the transaction who continue to hold, immediately following the transaction, at least a majority of the combined voting power of the outstanding shares of that class of capital stock (herein, "Voting Stock") which ordinarily (and apart from rights accruing under special circumstances) has the right to vote in the election of directors of the Company (or of any other corporation or entity whose securities are issued in such transaction wholly or partially in exchange for Common Stock);

(ii) any liquidation or dissolution of the Company;

(iii) any transaction (or series of related transactions) involving the sale, lease, exchange or other transfer not in the ordinary course of business of all, or substantially all, of the assets of the Company; or

(iv) any transaction (or series of related transactions) in which any person (including, without limitation, any natural person, any corporation or other legal entity, and any person as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, other than the Company or any employee benefit plan sponsored by the Company):

(A) purchases any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer subject to the requirements of the Exchange Act, or

(B) directly or indirectly becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company which, when aggregated with such person's beneficial ownership prior to such transaction, either (x) represent 30% or more (50% or more if the Company is not then subject to the requirements of the Exchange Act) (the "Control Percentage") of the combined voting power of the then outstanding Voting Stock of the Company, or (y) if such person's beneficial ownership prior to such transaction already exceeded the applicable Control Percentage, result in an increase in such holder's beneficial ownership percentage (all such percentages being calculated as provided in Rule 13d-3(d) under the Exchange Act with respect to rights to acquire the Company's securities).

All references in this definition to specific sections of or rules promulgated under the Exchange Act shall apply whether or not the Company is then subject to the requirements of the Exchange Act.

(m) "Director" shall mean a member of the Board.

(n) "Employee" shall mean any person who is employed by the Company or any Parent, Subsidiary or Affiliate of the Company, excluding any Section 16 Officer or Director.

(o) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(p) "Fair Market Value" shall mean, as of any date, the fair market value of the Common Stock, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants. Whenever possible, the determination of Fair Market Value shall be based upon the closing price for the Shares as reported in the Wall Street Journal for the applicable date.

(q) "Involuntary Termination" means termination of an Optionee's Continuous Service Status under the following circumstances: (i) termination without Cause by the Company or a Subsidiary, Parent, Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Optionee within 60 days following (A) a material reduction in the Optionee's job responsibilities, provided that neither a mere change in title alone nor reassignment following a Control Transaction to a position that is substantially similar to the position held prior to the Control Transaction shall constitute a material reduction in job responsibilities; (B) relocation by the Company or a Subsidiary, Parent, Affiliate or successor thereto, as appropriate, of the Optionee's work site to a facility or location more than 50 miles from the Optionee's principal work site for the Company at the time of the Control Transaction; or (C) a reduction in Optionee's then-current total compensation by at least 15%, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to the Optionee's by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction.

(r) "Named Executive" shall mean any individual who, on the last day of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

(s) "Nonstatutory Stock Option" shall mean an Option not intended to qualify as an "incentive stock option," as designated in the applicable Option Agreement. "Incentive stock option" shall mean an Option intended to qualify as such within the meaning of Section 422 of the Code.

(t) "Officer" shall mean a person who is appointed or elected by the Board of Directors as an officer of the Company, including but not limited to Section 16 Officers and Named Executives.

(u) "Option" shall mean a stock option granted pursuant to the Plan.

(v) "Option Agreement" means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(w) "Optioned Stock" shall mean the Common Stock subject to an Option.

(x) "Option Exchange Program" means a program approved by the Administrator, subject to Section 4(b)(x) below, whereby outstanding Options are exchanged for Options with a lower exercise price or are amended to decrease the exercise price as a result of a decline in the Fair Market Value of the Common Stock.

(y) "Optionee" shall mean an Employee or Consultant who receives an Option.

(z) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) "Plan" shall mean this 2001 Nonstatutory Stock Option Plan.

(bb) "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act as the same may be amended from time to time, or any successor provision.

(cc) "Section 16 Officer" shall mean any person who qualifies, from time to time, as an "officer" as defined in Rule 16a-1(f) of the Exchange Act.

(dd) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

(ee) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be sold under the Plan is 2,000,000 Shares of Common Stock. The Shares may be newly authorized but unissued, or reacquired (treasury), shares of Common Stock. If an Option expires or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall, unless the Plan has terminated, become available for future grant or sale under the Plan. However, Shares that have actually been issued under the Plan upon exercise of an Option shall not be returned to the Plan and shall not become available for future grant and sale under the Plan.

4. Administration of the Plan.

(a) Composition of Administrator. The Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. If a Committee has been appointed pursuant to this Section 4(a), such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, the specific duties delegated by, or limitations of authority imposed by, the Board to or on such Committee, the Administrator shall have the authority, in its discretion:

(i) to grant Options under the Plan;

(ii) to determine, upon review of relevant information and in accordance with Section 2(n) of the Plan, the Fair Market Value of the Common Stock;

(iii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan;

(iv) to determine the Employees or Consultants to whom, and the time or times at which, Options shall be granted and the number of shares to be represented by each Option;

(v) to interpret the Plan;

(vi) to approve forms of agreement for use under the Plan;

(vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option;

(viii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option;

(ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Administrator;

(x) subject to obtaining stockholder approval of any proposed Option Exchange Program prior to implementation, to implement an Option Exchange Program on such terms and conditions as the Administrator in its discretion deems appropriate, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

(xi) to adjust the vesting of an Option held by an Employee or Consultant as a result of a change in the terms or conditions under which such person is providing services to the Company;

(xii) to determine whether and under what circumstances an Option may be settled in cash under Section 9(f) instead of Common Stock;

(xiii) in order to fulfil the purposes of the Plan and without amending the Plan, to modify grants of Options to Employees or Consultants who are foreign nationals or employed outside the United States in order to recognize differences in local law, tax policies or customs; and

(xiv) to make all other decisions, determinations and interpretation necessary or advisable for the administration of the Plan, all of which shall be final and binding on all recipients of awards (and their permitted transferees) granted under the Plan.

5. Eligibility.

(a) Recipients of Grants. Options may be granted only to Employees and Consultants. An Employee or Consultant, who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

(b) Type of Option. Each Option shall be designated in the Option Agreement as a Nonstatutory Stock Option.

(c) At-Will Relationship. The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

6. Term of Plan. The Plan shall become effective upon its adoption by the Board of Directors. It shall continue in effect for a term of three (3) years unless sooner terminated under Section 14 of the Plan.

7. Term of Option. The term of each Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

8. Exercise Price and Consideration.

(a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the Fair Market Value on the date of grant.

(b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator and may consist entirely of (1) cash, (2) check, (3) promissory note, (4) other Shares of Common Stock which (i) either have been owned by the Optionee for more than six (6) months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (ii) have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (5) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price, (6) any combination of such methods of payment, or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted under the Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company, and the Administrator may refuse to accept a particular form of consideration at the time of any Option exercise if, in its sole discretion, acceptance of such form of consideration is not in the best interests of the Company at such time.

9. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the terms of the Plan and reflected in the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares, which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Employment or Consulting Relationship. Except as otherwise set forth in this Section 9(b), the Administrator shall establish and set forth in the applicable Option Agreement the terms and conditions upon which an Option shall remain exercisable, if at all, following termination of an Optionee's Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. To the extent that the Optionee is not entitled to exercise an Option at the date of his or her termination of Continuous Service Status, or if the Optionee (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Option Agreement or below (as applicable), the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to Section 6).

The following provisions shall apply to the extent an Option Agreement does not specify the terms and conditions upon which an Option shall terminate upon termination of an Optionee's Continuous Service Status:

(i) Termination other than Upon Disability or Death or for Cause. In the event of termination of an Optionee's Continuous Service Status, such Optionee may exercise an Option for three months following such termination to the extent the Optionee was entitled to exercise it at the date of such termination. No termination shall be deemed to occur and this Section 9(b)(i) shall not apply if (i) the Optionee is a Consultant who becomes an Employee, or (ii) the Optionee is an Employee who becomes a Consultant.

(ii) Disability of Optionee. In the event of termination of an Optionee's Continuous Service Status as a result of his or her disability (including a disability within the meaning of Section 22(e)(3) of the Code), such Optionee may exercise an Option at any time within 12 months following such termination to the extent the Optionee was entitled to exercise it at the date of such termination.

(iii) Death of Optionee. In the event of the death of an Optionee during the period of Continuous Service Status since the date of grant of the Option, or within 30 days following termination of Optionee's Continuous Service Status, the Option may be exercised by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance at any time within 12 months following the date of death, but only to the extent of the right to exercise that had accrued at the date of death or, if earlier, the date the Optionee's Continuous Service Status terminated.

(iv) Termination for Cause. In the event of termination of an Optionee's Continuous Service Status for Cause, any Option (including any exercisable portion thereof) held by such Optionee shall immediately terminate in its entirety upon first notification to the Optionee of termination of the Optionee's Continuous Service Status. If an Optionee's employment or consulting relationship with the Company is suspended pending an investigation of whether the Optionee shall be terminated for Cause, all the Optionee's rights under any Option likewise shall be suspended during the investigation period and the Optionee shall have no right to exercise any Option. This Section 9(b)(iv) shall apply with equal effect to vested Shares acquired upon exercise of an Option, in that the Company shall have the right to repurchase such Shares from the Optionee at the Optionee's original cost for the Shares within 90 days following termination of Optionee's Continuous Service Status for Cause. Nothing in this Section 9(b)(iv) shall in any way limit the Company's right to purchase unvested Shares issued upon exercise of an Option as set forth in the applicable Option Agreement.

(c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted under the Plan based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

10. Taxes.

(a) As a condition of the exercise of an Option granted under the Plan, the Optionee (or in the case of the Optionee's death, the person exercising the Option) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise of an Option and the issuance of Shares. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. If the Administrator allows the withholding or surrender of Shares to satisfy an Optionee's tax withholding obligations under this Section 10 (whether pursuant to Section 10(c), (d) or (e), or otherwise), the Administrator shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(b) In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of the Option.

(c) In the case of a Optionee other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Laws, the Optionee shall be deemed to have elected to have the Company withhold from the Shares to be issued upon exercise of the Option that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the minimum statutory amount required to be withheld. For purposes of this Section 10, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the "Tax Date").

(d) If permitted by the Administrator, in its discretion, a Optionee may satisfy his or her tax withholding obligations upon exercise of an Option by surrendering to the Company Shares that (i) in the case of Shares previously acquired from the Company, have been owned by the Optionee for more than six months on the date of surrender, and (ii) have a Fair Market Value determined as of the applicable Tax Date equal to the minimum statutory amount required to be withheld.

(e) Any election or deemed election by a Optionee to have Shares withheld to satisfy tax withholding obligations under Section 10(c) or (d) above shall be irrevocable as to the particular Shares as to which the election is made and shall be subject to the consent or disapproval of the Administrator. Any election by an Optionee under Section 10(d) above must be made on or prior to the applicable Tax Date.

(f) In the event an election to have Shares withheld is made by a Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Optionee shall receive the full number of Shares with respect to which the Option is exercised but such Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

11. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution; provided, that the Administrator may in its discretion grant transferable Options pursuant to option agreements specifying (i) the manner in which such Options are transferable and (ii) that any such transfer shall be subject to the Applicable Laws. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option may be exercised, during the lifetime of the Optionee, only by the Optionee or a transferee permitted by this Section 11.

12. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares of Common Stock covered by each outstanding Option, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided that conversion of any convertible securities of the Company shall not be deemed to have been " effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Option.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, the Board shall notify each Optionee at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, each outstanding award will terminate immediately prior to consummation of the transaction.

(c) Corporate Transaction.

(i) Corporate Transaction. In the event of a Corporate Transaction, each outstanding Option shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation (the "Successor Corporation"), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option or right, in which case such Option shall terminate upon the consummation of the transaction.

(ii) Control Transaction. Notwithstanding Section 12(c)(i) above, the following shall apply under the circumstances described below:

(A) In the event of a Control Transaction in which the Successor Corporation does not agree to assume or substitute outstanding awards, the vesting and exercisability of each outstanding Option, and the lapsing of any repurchase right in favor of the Company applicable to Shares issued upon exercise of an award, shall accelerate as to the number of Shares that would otherwise have vested and been exercisable, or as to which the Company repurchase right would have lapsed, as of the date 12 months, in the case of an Optionee who has been in a service relationship with the Company for less than 2 years as of the date of consummation of the transaction, or 24 months, in the case of an Optionee who has been in a service relationship with the Company for at least 2 years as of such date, in each case assuming the Optionee had remained in Continuous Service Status for such 12 or 24 month period. Such acceleration shall be effective as of immediately prior to consummation of the transaction. To the extent that an award is not exercised prior to consummation of a transaction in which the award is not being assumed or substituted, such award shall terminate upon such consummation and the Administrator shall notify the Optionee of such fact at least five (5) days prior to the date on which the Option terminates.

(B) Following a Control Transaction in which outstanding awards were assumed or substituted with equivalent awards by the Successor Corporation, in the event an Optionee's service relationship with the Company and/or the Successor Corporation is involuntarily terminated without Cause in connection with, or within 6 months following consummation of, the transaction, then the vesting and exercisability (or lapse of a repurchase right) applicable to any assumed or substituted Option held by the terminated Optionee at the time of termination shall accelerate as to the number of Shares that would otherwise have vested and been exercisable (or as to which the repurchase right would have lapsed) as of the date 12 months, in the case of an Optionee who has been in a service relationship with the Company and/or the Successor Company for less than 2 years from the date of termination of that relationship, or 24 months, in the case of an Optionee who has been in a service relationship with the Company and/or the Successor Company for at least 2 years as of such date, in each case assuming the Optionee had remained in Continuous Service Status for such 12 or 24 month period. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Optionee's termination.

(iii) For purposes of this Section 12(c), an award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Control Transaction, as the case may be, each Optionee would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such person would have been entitled to receive upon the occurrence of the transaction if he or she had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the award at such time (after giving effect to any adjustments in the number of Shares covered by the Option as provided for in this Section 14); provided that if such consideration received in the transaction is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock of the Successor Corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

(d) Certain Distributions. In the event of any distribution to the Company's stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per Share of Common Stock covered by each outstanding Option to reflect the effect of such distribution.

13. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

14. Amendment and Termination of the Plan.

(a) Authority to Amend or Terminate. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than an adjustment pursuant to Section 12 above) shall be made that would materially and adversely affect the rights of any Optionee under any outstanding grant, without his or her consent.

(b) Effect of Amendment or Termination. No amendment or termination of the Plan shall materially and adversely affect Options already granted, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

15. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of an Option, the Company may require the person exercising the award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

16. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17. Option Agreements. Options shall be evidenced by Option Agreements in such forms as the Administrator shall from time to time approve.

18. Information to Optionees. The Company shall provide to each Optionee upon request, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all stockholders of the Company.